EXHIBIT 99.01
FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
INVESTOR CONTACT:
Robert Freeman
Chief Financial Officer — Silicon Image, Inc.
Phone: 408-616-1571
Fax: 408-830-9531
robert.freeman@siliconimage.com
SILICON IMAGE HOLDS FIRST ANNUAL INVESTOR/ANALYST DAY
SUNNYVALE, Calif., June 29, 2006 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, held its First Annual Investor/Analyst Day on June 28, 2006. During the presentations, which were accessible to the general public through a live webcast, the company reconfirmed that it expected revenues for the fiscal quarter ending June 30, 2006 to be at the upper end of the range specified in prior public guidance of 12 to 15 percent sequential growth over the fiscal quarter ended March 31, 2006. During the presentations, the company also increased its guidance for revenues for the fiscal year ending December 31, 2006 from an expected growth of 20 to 30 percent sequentially over revenues for the fiscal year ending December 31, 2005, as previously stated during the April 26, 2006 earnings call, to an expected growth of 25 to 30 percent sequentially over revenues for the fiscal year ended December 31, 2005.
About Silicon Image, Inc.
Headquartered in Sunnyvale, Calif., Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementations for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI and UDI, leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. The Simplay HD Testing Program provides compatibility testing for high definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is also one of the top ten semiconductor IP licensing vendors in the world. For more information, please visit www.siliconimage.com.
Forward-looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to anticipated financial results, the anticipated growth of the consumer electronics and personal computing markets, the role of Silicon Image in meeting such anticipated growth, and the benefits, performance and features of the Simplay HD(tm) Testing Program. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, actual financial results, the anticipated growth of the consumer electronics and personal computing markets, the role of Silicon Image in meeting such anticipated market growth, and the benefits, performance and features of the Simplay HD(tm) Testing Program may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.